EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), effective as of June 30, 2007, is entered into between Pipeline Data Inc. (hereinafter the “Company”), a Delaware corporation, and MacAllister Smith (hereinafter “Employee”).

WHEREAS, the Company desires to employ the Employee and to be assured of its rights to his services in the positions of President and Chief Executive Officer of the Company on the terms and conditions hereinafter set forth. The Employee is willing to accept such employment on such terms and conditions; and

NOW, THEREFORE, in consideration of the premises and other mutual agreements hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Employment.

(a)     Chief Executive Officer. The Company agrees to, and hereby does, employ Employee to perform the services and to discharge the duties of Chief Executive Officer. During the term of this Agreement, the Employee shall perform such duties as are consistent with an employee in the position of Chief Executive Officer. As Chief Executive Officer, Employee will report to the board of directors of the Company. Duties of the Chief Executive Officer include but are not limited to:

(i) providing leadership and vision to manage the Company in the best interests of its stockholders and other stakeholders;

(ii) developing strategic direction and initiatives to maximize stockholder value;

(iii),overseeing the ongoing development and communication of the Company’s policies and practices and fostering ethical and responsible decision-making by senior management;

(iv)overseeing the implementation of the Company’s management strategies;

(v) .keeping the Board of Directors fully informed in a timely manner of the information necessary for it to fulfill its mandate;

(vi)serving as the primary external spokesperson communicating with the stockholders, financial and investment community and other key stakeholders;

(vii)  hiring, negotiating contracts with and assigning to the other members of senior management of the Company such powers and duties as Employee may deem advisable.

2.       Term. The term of this Agreement and of the employment of Employee hereunder shall be for a term of three (3) years commencing on the date hereof, and thereafter renewing for successive one year terms, each such term to commence on the successive anniversaries of the commencement date hereof, unless either party shall give ninety days’ notice of intention to terminate prior to the expiration of any such term, and subject to earlier termination as hereinafter provided.

3.	Acceptance of Employment.

(a) Employee hereby accepts such employment for the compensation and upon the other terms and conditions provided for in this Agreement and agrees to use his or her best efforts to serve the Company faithfully and competently and to devote such business time as necessary to fulfill such employment so long as it shall continue hereunder. Notwithstanding the foregoing, Employee may engage in investing and related activities providing such activities do not detract from his ability to perform the duties set out hereunder.

(b) Employee acknowledges that the services to be rendered by him under this Agreement require special training, skill, information and experience and that this Agreement is entered into for the purpose of obtaining such skilled services for the Company. Employee warrants and represents that he is under no contractual arrangement or agreement or provision under law or equity which prohibits or limits the rendering to the Company of the services contemplated by this Agreement.

4.	Compensation.

(a) As compensation for the services contemplated by this Agreement, beginning May 10, 2004, the Company shall pay to Employee:

(i)       an annual base salary of TWO HUNDRED AND FORTY EIGHT THOUSAND AND NO/100 Dollars ($248,000), less all applicable taxes and payroll deductions, payable in accordance with customary Company procedures (the “Base Salary”);

(ii)       A monthly car allowance as submitted to the Company and as attached as Exhibit 1 hereto;

(iii)    one million options to purchase the Company’s common stock (the “Options”), one-third of which shall vest on the date of this agreement, one-third of which shall vest on the first anniversary of the date of this agreement and one-third of which shall vest on the second anniversary of the date of this agreement. The term of the Options shall be 5 years from vesting. The Options shall be issued in lots of 250,000, each lot being issued at the following respective strike prices: $1.25, $1.50, $1.75 and $2.00; and

(iv) at the end of each calendar year, the compensation committee shall review the work performed by Employee and, based on such review, shall determine additional compensation due, which may include an incentive bonus up to an amount equal to his salary, a performance bonus and a bonus based on target bonus awards payable to the Company’s executive officers.

(b) Employee shall be entitled to receive four weeks vacation pay and shall also be entitled to such other employee benefits as the Board of Directors of the Company, from time to time, shall determine to be reasonable and feasible for the Company to provide for a Chief Executive Officer and no less favorable than the benefits provided to other executive officers of the Company or any subsidiary of the Company. These benefits shall include but shall not be limited to participation in the Company’s:

(i)	medical/health insurance plan;

(ii)	401(k) plan;

(iii)    Standard executive option plan as determined by the board of Directors on an annual basis;

(iv)	Profit sharing plan;

(v)	Sick and bereavement pay; and

(vi)      acceleration and vesting of all payments, options and expense clauses upon a Change of Control of the Company (as defined below) and parachute clauses as set forth in Section 6 hereof and Annex A hereto but in no event less than the other executive officers; and

.

(d) The Company shall reimburse the Employee for all expenses reasonably incurred by him on behalf of the Company in accordance with Company policy regarding expenses and reimbursement thereof at the time the expenses are incurred.

5. Nonassignment. No party hereto may assign any rights or obligations hereunder without the prior written consent of the other parties.

6. Earlier Termination.

(a)     Notwithstanding any term of employment provided for in paragraph 2 hereof, the Company shall have the right to terminate this Agreement immediately, and without further obligation hereunder, for any of the following causes:

(i) Conviction of, or a plea of guilty or nolo contendere by Employee to (A) any felony, or (B) any misdemeanor reflecting upon Employee’s honesty or truthfulness;

(ii) Employee’s breach or negligent performance of his or her duties and obligations arising under this Agreement with the Company;

(iii) Fraudulent conduct by Employee, either in connection with his or her duties as an employee of the Company or otherwise;

(iv) Material breach of any policy, rule, or regulation of the Company;

(v) The good faith determination of the Board of Directors that Employee has failed to perform his or her duties to the Company in a satisfactory manner; or

(vi) The Employee dies or suffers a permanent disability. For purposes of this Agreement, the term “permanent disability” shall mean a physical or mental incapacity of the Employee which renders the Employee unable to perform his duties hereunder and which shall continue for twelve (12) months during any period of eighteen (18) consecutive months. If the Employee’s employment is terminated as a result of death or permanent disability, the Employee or his estate shall receive an amount which, when added to any disability benefits provided for by the Company, equals his Compensation until the twelve (12) month anniversary of the termination.

(b) Notwithstanding the foregoing provisions of paragraph 6(a),

(i) In the event the Employee breaches clauses (ii), (iii) and (iv) of paragraph 6(a) this Agreement, the Board of Directors shall provide the Employee written notice of the breach and shall provide the Employee at least a 30 day period in which to cure the breach to the Board’s good faith satisfaction; and

(ii) the Company shall retain the right to terminate Employee ‘s retention at any time without Cause. If Employee’s retention hereunder shall be terminated by the Company for any reason other than for Cause (as defined in paragraph (a) above), or the Employee terminates this Agreement for “Good Reason” as defined in Section 7 then Employee shall be entitled to receive an amount equal to three (3) years of his then Compensation payable in accordance with the Company’s normal payroll policies.

7.	Change in Control.

(a)       In the event a Change in Control (as defined below) occurs during the term of this Agreement and prior to the earlier to occur of the first anniversary of the Change in Control or the expiration of the then-current term of this Agreement, (A) Employee is terminated by the Company, but not for Cause, or (B) Employee terminates, or gives notice of termination, for Good Reason (as defined below then, in lieu of any payment and benefits payable pursuant to Section 6 above, Employee shall be entitled to payment and benefits as set forth below.

(b) If payment and benefits are required under this Section 7, the Company shall pay to Employee as severance pay, in one lump sum, in cash, no later than the tenth day following termination, the amounts described as in Annex A hereto.

(c) In addition, in the event of a transaction involving a Change in Control, in a transaction approved by the Company’s Board of Directors, which transaction results in the receipt by the Company’s stockholders of consideration with a value representing, in the sole judgment of the Board of Directors, a significant premium over the average of the closing prices per share of the Company’s common stock as quoted on its current exchange for 20 trading days ending one day prior to the public announcement of such transaction (a “Change in Control Transaction”), Executive shall be paid a Transaction Bonus at the closing of such a transaction in the amount equal to three (3) times 50% of Executive’s Base Salary in effect immediately preceding the closing of such a transaction. Executive shall also be paid said Transaction Bonus if the Company enters into a transaction approved by the Board of Directors which is not a Change in Control Transaction, but which, nonetheless, involves a significant change in the ownership of the Company or the composition of the Board of Directors of the Company, or which results in receipt of a premium for the Company’s stockholders a “Significant Event”.

(d) As used herein, a “Change in Control” means the happening of any of the following:

(i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly-owned subsidiary thereof, any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

(ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

(iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

(d)   For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Employee ‘s express written consent:

(i)         the assignment to Employee by the Company of duties inconsistent with Employee’s position, duties, responsibilities and status with the Company immediately prior to a Change in Control, or a change in Employee ‘s titles or offices as in effect immediately prior to a Change in Control, or any removal of the Employee from or any failure to reelect Employee to any of such positions; provided, that any such event that occurs in connection with the termination of employment for disability, for retirement, for Cause, as a result of Employee ‘s death, or by Employee other than for Good Reason, shall not fall within the purview of this Section 6(e)(i);

(ii)         a reduction by the Company in Employee ‘s Compensation as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

(iii) Employee ‘s relocation, as required by the Company, to any place other than the location at which Employee performed Employee’s duties prior to a Change in Control, except for required travel by Employee on the Company’s business to an extent substantially consistent with Employee ‘s business travel obligations at the time of a Change in Control;

(iv)        any material breach by the Company of any provision of this Agreement; or

(v)         any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

8.        No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for Employee to find reasonably comparable retention following the termination under Sections 6 and 7 hereof and that the non-competition covenant contained in Section 11 will further limit the opportunities for Employee. Accordingly, the payment of the severance compensation by the Company to Employee in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and Employee will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other retention or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Employee hereunder or otherwise.

9.       Legal Fees and Expenses. It is the intent of the Company that Employee not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Employee ‘s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, if it should appear to Employee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Employee the benefits provided or intended to be provided to Employee hereunder, the Company irrevocably authorizes Employee from time to time to retain counsel of Employee’s choice, at the expense of the

Company as hereafter provided, to advise and represent Employee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action in regard thereto, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Employee’s entering into an attorney-client relationship with such counsel, and in that connection the Company and Employee agree that a confidential relationship will exist between Employee and such counsel. Without respect to whether the Employee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Employee in connection with any of the foregoing; provided that, in regard to such matters, Employee has not acted in bad faith or with no colorable claim of success. Such payments will be made within five business days after delivery of Employee ‘s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.

10.	Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, but subject to Paragraph 7 of Annex B, in the event that a change of control occurs and it is determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 10 and Annex B) or distribution by the Company or any of its affiliates to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then Employee will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-up Payment will be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code (“ISO”) granted prior to the execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment will be in an amount such that, after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, the Employee will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.

(b) The obligations set forth in Section 10(a) will be subject to the procedural provisions described in Annex B.

(c) Upon termination of this Agreement for any reason, in addition to any other payments required to be made hereunder, Employee shall be paid 1.62 times his base salary as of the date hereof, payable 10 days after termination.

11.	Non-Solicitation and Confidentiality.

(a) In consideration for the benefits Employee is receiving hereunder, and for other good and valuable consideration, Employee agrees that during the period beginning on the date hereof and ending twenty-four (24) months following the termination of Employee’s employment with the Company for any reason whatsoever (or in the case of a Change of Control, for the same period as the period for which the severance is provided), Employee directly or indirectly, whether as a shareholder, director, employee, officer or otherwise, shall not (i) solicit or hire any employee of the Company who was an employee of the Company at any time within the thirty (30) day period prior to the date of the termination of Employee’s employment; or (ii) interfere with, disrupt or attempt to disrupt any past, present or prospective business relationship, contractual or otherwise existing as of the date of the termination of Employee’s employment.

(b) Employee further agrees that during the period beginning on the date hereof and ending twenty-four (24) months following the termination of his or her employment (or in the case of a Change of Control, for the same period as the period for which the severance is provided), he will not voluntarily at any time, directly or indirectly, communicate, furnish, divulge or disclose to any individual, firm, association, partnership or corporation any knowledge or information (collectively, the “Information”) with respect to any matters concerning or relating to the business of the Company, including but not limited to, copies or originals of any information supplied to the Company. The foregoing restrictions with respect to the Information shall not apply to any Information which (i) on the date hereof or thereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, in violation of the terms hereof, (ii) was available to such party on a non-confidential basis prior to its disclosure, (iii) becomes available to such party on a non-confidential basis from a source other than the other party or its representatives, which source was not itself bound by a confidentiality agreement, or (iv) is disclosed pursuant to any legal requirement or in connection with any legal process.

(c)    In consideration for the benefits Employee is receiving hereunder, and for other good and valuable consideration, Employee agrees that during the period beginning on the date hereof and ending twenty-four (24) months following the termination of Employee ‘s employment with the Company either for cause or upon the expiration of its term (or in the case of a Change of Control, for the same period as the period for which the severance is provided), Employee directly or indirectly, whether as a shareholder, director, employee, officer or otherwise, shall not operate, develop, or own any interest (other than ownership of less than 5% of the equity securities of a publicly traded company) in any entity which engages in the business of providing credit card authorization, merchant payment processing services and related services and related software products anywhere in the world.

(d) Employee agrees and acknowledges that the violation of the covenants in this paragraph 11 would cause irreparable injury to the Company and that the remedy at law for any violation or threatened violation would be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages. Employee represents that enforcement of a remedy by way of injunction will not prevent him from earning a livelihood. Employee further represents and admits that time periods contained in paragraph 11(a) are reasonably necessary to protect the interests of the Company and would not unfairly or unreasonably restrict Employee.

(e) For purposes of this Section 11 only, references to the Company shall include any and all subsidiary companies of the Company existing now and as of the date of termination of this Agreement.

12.	Indemnification and Insurance. The Company shall indemnify

Employee with respect to matters relating to Employee ‘s services as an officer and/or director of the Company or any of its Affiliates (as hereinafter defined) to the extent set forth in the Company’s Bylaws as amended from time to time and in accordance with the terms of any other indemnification which is generally applicable to executive officers of the Company or any of its Affiliates that may be provided by the Company or any such Affiliate from time to time. The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of the Bylaws. The Company shall also cover the Employee under a policy of officers’ and directors’ liability insurance providing coverage that is comparable to that provided now or hereafter to any other Employee officer or director of the Company. The provisions of this Section 12 shall survive the termination of the Employee’s employment for any reason and the term of this Agreement. “Affiliate” means, with respect to the Company, each individual, corporation, trust, partnership, limited partnership, association, limited liability company, joint stock association or other legal entity which controls, is controlled by, or is under common control with the Company.

13.      Notices. Any notice or other communication under this Agreement shall be in writing and shall be sent by certified or registered mail, return receipt requested or by nationally recognized overnight courier serviced addressed to the respective parties as follows:

If to the Company:

PIPELINE DATA INC.
1515 Hancock Street, Suite 301,
Hancock Plaza
Quincy, Massachusetts 02169

ATTENTION: Donald Gruneisen

With copies to:	Sheila Corvino, Esq.
(Which shall not	811 Dorset West Road
constitute notice)	Dorset, VT 05251

If to Employee:	MacAllister Smith

Any such notice or other communication shall be deemed to have been given when deposited, postage paid, in the United States mail. Either of the above addresses may be changed at any time on 10 days’ prior notice given as above provided.

14.           Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware.

15.           Headings. The headings herein are for convenience of reference only and shall not be deemed to be part of the substance of this Agreement.

16.           Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and may be changed or supplemented only by a written agreement signed by the Employee and the Company.

17.           Modification. This Agreement may not be modified or amended in any way except in writing by the parties hereto.

18.           Enforceability; Severability. It is the intention of the Company and Employee that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the laws of the State of Delaware, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. In the event that any provision of paragraph 11 relating to the time period and/or geographical areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period and/or geographical areas of restriction such court deems reasonable and enforceable, said time period and/or geographical areas of restriction shall be deemed to become and thereafter be the maximum time period and/or geographical area of restriction that such court deems reasonable and enforceable.

19.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

20.           Return of Property. All documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Employee in the course of his retention with the Company shall be and remain the sole property of the Company. Employee agrees that, upon the termination of his retention, he shall return all such property (whether or not it pertains to proprietary information), and agrees not to make or retain copies, reproductions or summaries of any such property.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

Pipeline Data Inc.

By:	/s/ Jack Rubinstein

Title:	Chairman of the Board

/s/ MacAllister Smith
MacAllister Smith

Annex A

Severance Compensation

(1) A lump sum payment in an amount equal to 3 times his compensation then in effect; and shall include any performance or executive bonus or any incentive bonus, under the applicable pay plan or bonus program in effect immediately prior to the Change in Control, disregarding any applicable vesting requirements, if the applicable plan or program does not set a specific percentage to be multiplied by his base retainer or set a specific amount, the percentage or amount that would be applicable immediately prior to the Change in Control based upon Employee’s compensation grade, job classification and title would be used. Such payment will be made within ten days after the Change in Control.

(2) Without limiting the rights of Employee at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column, plus 2%. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

(3) For a period of 36 months following the Termination Date (the “Continuation Period”), the Company will arrange to provide Employee with Welfare Benefits substantially similar to those that Employee was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 1(h)(ii)). If and to the extent that any benefit described in this Paragraph 3 is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Employee, his dependents and beneficiaries, of such benefits along with, in the case of any benefit described in this Paragraph 3 which is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any Subsidiary, an additional amount such that after payment by Employee, or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which Employee or any of his dependents is entitled pursuant to Section 4980B of the Code under the Company’s medical, dental and other group health plans, or successor plans, Employee ‘s “qualifying event” will be the termination of the

Continuation Period and Employee will be considered to have remained actively employed on a full-time basis through that date. Further, for purposes of the immediately preceding sentence and for any other purpose, including, without limitation, the calculation of service or age to determine Employee ‘s eligibility for benefits under any retiree medical benefits or life insurance plan or policy, Employee shall be considered to have remained retained through the termination of the Continuation Period. Without otherwise limiting the purposes or effect of Section 6 or this Paragraph 3, Employee Benefits otherwise receivable by the Executive pursuant to this Paragraph 3 will be reduced to the extent comparable welfare benefits are actually received by Employee from another employer during the Continuation Period following the Executive’s Termination Date, and any such benefits actually received by Employee will be reported by Employee to the Company.

(3)      Reimbursement for relocation expenses on a basis consistent with the Company’s practices for senior executives, provided such executive was relocated at the request of the Company (including but not limited to as a result of initial hire) within five years of his Termination Date.

Annex B

Excise Tax Gross-Up Procedural Provisions

(1)      Subject to the provisions of Paragraph 5, all determinations required to be made under Section 7 and Annex B, including whether an Excise Tax is payable by the Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to Employee and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm or benefits consulting firm (the “National Firm”) selected by the Employee in his sole discretion. The Employee will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and the Employee within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Employee. If the National Firm determines that any Excise Tax is payable by Employee, the Company will pay the required Gross-Up Payment to the Employee within five business days after receipt of such determination and calculations with respect to any Payment to the Employee. If the National Firm determines that no Excise Tax is payable by the Employee with respect to any material benefit or amount (or portion thereof), it will, at the same time as it makes such determination, furnish the Company and the Employee with an opinion that the Employee has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return with respect to such benefit or amount. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Paragraph 5 and the Employee thereafter is required to make a payment of any Excise Tax, the Employee will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Employee as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Employee within five business days after receipt of such determination and calculations.

(2)      The Company and the Employee will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Paragraph 1. Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Employee.

(3)      The federal, state and local income or other tax returns filed by the Employee will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by the Employee. The Employee will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Employee’s federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, the Employee will within five business days pay to the Company the amount of such reduction.

(4)      The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by Paragraph 1 will be borne by the Company. If such fees and expenses are initially paid by the Employee, the Company will reimburse the Employee the full amount of such fees and expenses within five business days after receipt from the Employee of a statement therefor and reasonable evidence of his payment thereof.

(5)      The Employee will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Employee actually receives notice of such claim and the Employee will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Employee). The Employee will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee will:

(A)     provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(B)     take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(C)    cooperate with the Company in good faith in order effectively to contest such claim; and

(D)    permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Employee, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Paragraph 5, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Paragraph 5 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Employee may participate therein at his own cost and expense) and may, at its option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company directs the Employee to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Employee on an interest-free basis and will indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(6)      If, after the receipt by the Employee of an amount advanced by the Company pursuant to Paragraph 5, the Employee receives any refund with respect to such claim, the Employee will (subject to the Company’s complying with the requirements of Paragraph 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Paragraph 5, a determination is made that the Employee is not entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Employee pursuant to Section 7 and this Annex B.

(7)     Notwithstanding any provision of this Agreement to the contrary, but giving effect to any redetermination of the amount of Gross-Up payments otherwise required by this Annex B, if (A) but for this sentence, the Company would be obligated to make a Gross-Up Payment to the Employee, (B) the aggregate “present value” of the “parachute payments” to be paid or provided to the Employee under this Agreement or otherwise does not exceed 1.15 multiplied by three times the Employee’s “base amount,” and (C) but for this sentence, the net after-tax benefit to the Employee of the Gross-Up Payment would not exceed $50,000 (taking into account income taxes, employment taxes and any Excise Tax), then the payments and benefits to be paid or provided under this Agreement will be reduced (or repaid to the Company, if previously paid or provided) to the minimum extent necessary so that no portion of any payment or benefit to the Employee, as so reduced or repaid, constitutes an “excess parachute payment.” For purposes of this Paragraph 7, the terms “excess parachute payment,” “present value,” “parachute payment,” and “base amount” will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in or repayment of such payments or benefits to be provided under this Agreement is required pursuant to this Paragraph 7 will be made at the expense of the Company, if requested by the Employee or the Company, by the National Firm. Appropriate adjustments will be made to amounts previously paid to Employee, or to amounts not paid pursuant to this Paragraph 7, as the case may be, to reflect properly a subsequent determination that the Employee owes more or less Excise Tax than the amount previously determined to be due. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced or repaid pursuant to this Paragraph 7, the Employee will be entitled to designate the payments and/or benefits to be so reduced or repaid in order to give effect to this Paragraph 7. The Company will provide the Employee with all information reasonably requested by the Employee to permit the Employee to make such designation. In the event that the Employee fails to make such designation within 10 business days prior to the Termination Date or other due date, the Company may effect such reduction or repayment in any manner it deems appropriate.